FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS RECORD 2012 FIRST QUARTER SALES
WITH 24% COMPARABLE QUARTER INCREASE

New York, New York, April 27, 2012: Inter Parfums, Inc. (NASDAQ GS: IPAR) today announced that net sales for the three months ended March 31, 2012 set a first quarter record of approximately $165.4 million, a 24% increase from $133.4 million in the first quarter of 2011.  At comparable foreign currency exchange rates, net sales for the first quarter were up 26%.  Inter Parfums plans to issue its results for the first quarter of 2012 on or about May 9, 2012.

	Three months ended March 31,
(in millions)	2012	2011	% Change

European-based product sales......	$145.2	$121.6	19%
United States-based product sales...	20.2	11.8	71%
	$165.4	$133.4	24%

"In local currency, the largest brands within our European-based operations performed exceptionally well," stated Jean Madar, Chairman & CEO of Inter Parfums, Inc.  "Burberry fragrance sales were up 12% due to strong gains by the brand's established lines and the global rollout of the Burberry Body line launched in the third quarter of 2011.  Comparable quarter sales of Lanvin fragrances also increased 12% due to continuing gains by the Eclat d'Arpege line and the steady performances of Jeanne Lanvin and Marry Me!.  The momentum of the Jimmy Choo Eau de Parfum continued into 2012 helped by the launch of Jimmy Choo Eau de Toilette, resulting in a 68% increase in brand sales.  Montblanc sales rose 77% due to the staying power and broader distribution of Legend which debuted last year.  Top line growth has been especially strong in North America, the Middle East and Asia where sales rose 68%, 35% and 22%, respectively.  Despite the difficult economic environment, sales in Europe have been growing, with Eastern and Western Europe generating comparable quarter sales increases of 7% and 4%, respectively."

Mr. Madar continued, "Sales by our U.S.-based operations increased 71% due in great part to the inclusion of Anna Sui fragrance sales effective January 1st.  In addition, during the first quarter Love Fury by Nine West debuted as did Wildbloom Vert for Banana Republic.  First quarter sales also continued to benefit from international distribution of U.S. specialty retail and designer brands."

In the nearly 30 years since its founding, Inter Parfums, Inc. has been selected as the fragrance and beauty partner for a growing list of prestige brands that include Burberry, Lanvin, Jimmy Choo, Van Cleef & Arpels, Montblanc, Paul Smith, Boucheron, S.T. Dupont, Balmain and Repetto.  Inter Parfums is also the fragrance and beauty partner for specialty retail and designer brands such as Gap, Banana Republic, Brooks Brothers, bebe, Betsey Johnson, Nine West and Anna Sui.  Inter Parfums is known for innovation, quality and its ability to capture the genetic code of each brand in the products it develops, manufactures and distributes in over 120 countries worldwide.

Statements in this release which are not historical in nature are forward-looking statements.  Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will" and "would" or similar words.  You should not rely on forward-looking statements because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors.  These factors include, but are not limited to, the risks and uncertainties discussed under the headings "Forward Looking Statements" and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2011 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission.  Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc. Russell Greenberg, Exec. VP & CFO (212) 983-2640 rgreenberg@interparfumsinc.com www.interparfumsinc.com	or	Contact at Investor Relations Counsel The Equity Group Inc. Linda Latman (212) 836-9609/llatman@equityny.com Lena Cati (212) 836-9611/lcati@equityny.com www.theequitygroup.com